Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Glenn E. Tynan
(973) 597-4710

CURTISS-WRIGHT STOCKHOLDERS

APPROVE RECAPITALIZATION

ROSELAND, N.J. – May 19, 2005 – Curtiss-Wright Corporation (NYSE: CW; CW.B) announced today that its stockholders have approved the recapitalization of its common stock and Class B common stock into a single class of common stock. The recapitalization will be accomplished through a merger of a wholly owned subsidiary into Curtiss-Wright, in which the outstanding shares of common stock and Class B common stock will be exchanged for shares of the single class of common stock on a one share-for-one share basis. The Company currently intends to complete the recapitalization within one week. Following the completion of the recapitalization, the single class of common stock will trade under the symbol CW. Holders of Class B common stock will receive written instructions on how to exchange their Class B common stock certificates for certificates representing an equal number of shares of common stock. Current holders of Common stock will not need to take any action as a result of the transaction.

“We are very pleased that our stockholders have approved the recapitalization,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “We believe a single class of stock will benefit all of our stockholders by providing increased trading liquidity and a simplified capital structure.”

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications, and provides a variety of metal treatment services. The firm employs approximately 5,800 people worldwide. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: risks associated with implementing the consolidation; risks that the stockholders of the company may not approve and/or the company may not implement the consolidation; and risks associated with the

Curtiss-Wright Corporation

4 Becker Farm Road, Roseland, NJ 07068

(973) 597-4700 • FAX (973) 597-4799

www.curtisswright.com

Curtiss-Wright Corporation • Page 2

company's inability to predict the effect of the proposal or its enactment on the prices of either its Common shares or its Class B common shares or the new common stock to be issued.

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